Exhibit 21.1

McDERMOTT INTERNATIONAL, INC.

SIGNIFICANT SUBSIDIARIES OF THE REGISTRANT

YEAR ENDED DECEMBER 31, 2019

McDermott International, Inc.	Panama
McDermott International Management, S. de RL.	Panama
J. Ray McDermott, S.A.	Panama
Hydro Marine Services, Inc.	Panama
J. Ray McDermott International, Inc.	Panama
McDermott Technology (US), Inc.	Delaware
McDermott Technology, B.V.	The Netherlands
Comet II B.V.	The Netherlands
Lealand Finance Company B.V.	The Netherlands
Chicago Bridge & Iron Company B.V.	The Netherlands
CB&I Oil & Gas Europe B.V.	The Netherlands
CBI Company Two B.V.	The Netherlands
CBI Company B.V.	The Netherlands
CB&I (US) Holdings, Limited	England & Wales
CBI US Holding Company Inc.	Delaware
CBI HoldCo Two Inc.	Delaware
Chicago Bridge & Iron Company	Delaware
CB&I Group Inc.	Louisiana
CB&I Holdco, LLC	Louisiana
CB&I LLC	Texas
J. Ray Holdings, Inc.	Delaware
J. Ray McDermott Holdings, LLC	Delaware
McDermott, Inc.	Delaware
Delaware

The subsidiaries omitted from the foregoing list, considered in the aggregate as a single subsidiary, do not constitute a significant subsidiary.